Exagen Inc. Reports Second Quarter 2022 Results

Records in AVISE® CTD Volume, Ordering Healthcare Providers and Adopters

August 4, 2022

SAN DIEGO – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today reported financial results for the quarter ended June 30, 2022.
Second Quarter Highlights:
•Recognized total revenue of $9.0 million for the second quarter of 2022. Our flagship AVISE® CTD test, including AVISE® Lupus, recognized revenue of $7.2 million for the second quarter of 2022.
•Delivered a record 34,919 AVISE® CTD tests, including AVISE® Lupus, in the second quarter of 2022, a 5% increase over the second quarter of 2021 and a 13% increase over the first quarter of 2022. Since the launch of AVISE® CTD in 2012 through the second quarter of 2022, we have delivered over 680,000 of these tests.
•Achieved record number of ordering healthcare providers totaling 2,273 in the second quarter of 2022, including a record of 797 adopters for the AVISE® CTD and AVISE® Lupus tests. Additionally, we delivered sequential quarterly retention rate of approximately 99% among adopting healthcare providers from the prior quarter.

“Exagen once again set records in the second quarter for the number of adopters, ordering healthcare providers and AVISE® CTD volume. The CAPSTONE study publication in the Journal of Managed Care & Specialty Pharma was a major milestone for Exagen as it illustrates the superior utility and cost savings of the AVISE® Lupus test relative to the current standard of care. With the payor additions of Centene, WellCare, MediNcrease and Alivio, we now have nearly 100 million in-network lives under contract. Additionally, our research and development team continues to advance AVISE® RADR, with the launch of our clinical experience program study today," said Ron Rocca, President and Chief Executive Officer of Exagen.

Second Quarter 2022 Financial Results
Testing revenue was $9.0 million for the second quarter of 2022, compared to $12.5 million in the second quarter of 2021, primarily due to a decrease in AVISE® CTD revenue of $3.2 million. The decrease in AVISE® CTD revenue was primarily due to (i) a decrease in average reimbursement per AVISE® CTD test, (ii) a net negative adjustment associated with changes in estimated variable consideration related to performance obligations satisfied in previous periods and (iii) uncertainty of the outcome of certain claims, which have been deemed fully constrained. Our revenue resulting from the Janssen Agreement contributed no revenue in the second quarter of 2022, compared to $0.3 million in the second quarter of 2021. Total revenue for the three months ended June 30, 2022 was $9.0 million, compared with $12.8 million in the second quarter of 2021. Gross margin was 32.2% in the second quarter of 2022, compared to 57.3% in the second quarter of 2021, primarily due to a decrease in revenue as described above. Testing gross margin was 32.2% in the second quarter of 2022, compared to 56.3% in the second quarter of 2021.
Operating expenses were $21.7 million in the second quarter of 2022, compared with $18.5 million in the second quarter of 2021, due to increases in employee related expenses from headcount growth, including stock-based compensation and recruitment expenses, research and development expenses, and cost of revenue due to the increase in testing volumes.
For the second quarter of 2022, net loss was $13.3 million, compared to a net loss of $6.4 million for the second quarter of 2021.
Cash and cash equivalents were $76.4 million as of June 30, 2022.
2022 Guidance
For the full year 2022, due to uncertainty in Medicare reimbursement, Exagen revises its guidance and expects revenue to be in the range of $35 million to $40 million.
Conference Call
A conference call to review second quarter 2022 financial results and to provide a business update is scheduled for today August 4, 2022 at 4:30 PM Eastern Time (1:30 PM Pacific Time). Interested parties may access the conference call by dialing (404) 267-0369 (U.S.) or (888) 437-3179 (international). Additionally, a link to a live webcast of the call will be available in the Investor Relations section of Exagen's website at investors.exagen.com.
Participants are asked to join a few minutes prior to the call to register for the event. A replay of the conference call will be available until Thursday, August 18, 2022 at 11:59 PM Eastern Time (8:59 PM Pacific Time). Interested parties may access the replay by dialing (201) 612-7415 (U.S.) or (877) 660-6853 (international) using passcode 13731768. A link to the replay of the webcast will also be available in the investor relations section of Exagen's website.
About Exagen
Exagen (Nasdaq: XGN) is a leading provider of autoimmune diagnostic, prognostic, and monitoring testing solutions. Exagen is a patient focused, discovery driven organization built on the success of AVISE testing and is investing in its product pipeline to support patients throughout their autoimmune diagnosis and treatment journeys. The goal at Exagen is to assist patients, physicians, and payors by enabling precision medicine. Exagen is located in San Diego County with clinical and research and development laboratories in Vista, CA.
For more information, please visit Exagen.com and follow @ExagenInc on Twitter.
Forward Looking Statements

Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen's goals and strategies; the potential utility and effectiveness of Exagen's services and testing solutions that are currently available or in its development pipeline and any related potential cost-savings; evaluations and interpretation of study results; the expectation that Exagen's in-network agreements will drive availability of its tests, and potential revenue that may be generated by such agreements; Exagen's ability to obtain and maintain consistent reimbursement for its tests, including its reliance on third parties to process and transmit claims to payors and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims; the expected impact and results of further investments in its business and collaborations, Exagen's future potential growth and ability to continue to sustain success; and 2022 guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the COVID-19 pandemic may continue to adversely affect its business, financial condition and results of operations, including as a result of slowdown in its operations as well as those of its suppliers and courier services, impeding patient movement and interruptions to healthcare services causing a decrease in test volumes, disruptions to the supply chain of material needed for its tests causing an increase in cost per test, its sales and commercialization activities and its ability to receive specimens and perform or deliver the results from its tests, delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; third-party payors not providing coverage and adequate reimbursement for Exagen’s testing products or promoted therapeutics, including Exagen's ability to collect funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission ("SEC"), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CONTACTS:
Investors Relations
Exagen Inc.
Ryan Douglas
rdouglas@exagen.com
760.560.1525

Company
Exagen Inc.
Kamal Adawi, Chief Financial Officer

kadawi@exagen.com
760.477.5514

Exagen Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenue	$8,962	$12,772	$19,356	$23,359
Operating expenses:
Costs of revenue	6,078	5,451	11,895	10,162
Selling, general and administrative expenses	12,903	11,171	25,055	21,211
Research and development expenses	2,689	1,892	4,793	3,295
Total operating expenses	21,670	18,514	41,743	34,668
Loss from operations	(12,708)	(5,742)	(22,387)	(11,309)
Interest expense	(606)	(663)	(1,204)	(1,308)
Other income (expense), net	5	(5)	10	(2)
Net loss	$(13,309)	$(6,410)	$(23,581)	$(12,619)
Net loss per share, basic and diluted	$(0.78)	$(0.38)	$(1.39)	$(0.84)
Weighted-average number of shares used to compute net loss per share, basic and diluted	17,058,516	16,928,613	17,025,636	14,946,935

Exagen Inc.
Unaudited Condensed Balance Sheets
(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$76,387	$99,442
Accounts receivable, net	9,590	9,654
Prepaid expenses and other current assets	3,062	3,638
Total current assets	89,039	112,734
Property and equipment, net	7,216	4,772
Operating lease right-of-use assets	5,338	—
Goodwill	5,506	5,506
Other assets	625	433
Total assets	$107,724	$123,445
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,105	$2,492
Operating lease liabilities	979	—
Accrued and other current liabilities	5,489	6,826
Total current liabilities	9,573	9,318
Borrowings-non-current portion, net of discounts and debt issuance costs	27,828	27,478
Non-current operating lease liabilities	5,027	—
Deferred tax liabilities	306	306
Other non-current liabilities	810	1,407
Total liabilities	43,544	38,509
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at June 30, 2022 and December 31, 2021; 16,258,807 and 16,164,994 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	16	16
Additional paid-in capital	295,885	293,060
Accumulated deficit	(231,721)	(208,140)
Total stockholders' equity	64,180	84,936
Total liabilities and stockholders' equity	$107,724	$123,445